Exhibit 11

                         STANLEY FURNITURE COMPANY, INC.
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)

                                           March 28,  March 30,
                                             1998       1997
                                           ---------  ---------
Net income used in calculating basic
  and diluted earnings per common share..   $3,270     $2,772
                                            ======     ======


Basic earnings per common share:

Weighted average shares outstanding......    3,437      4,584
                                            ======     ======


Basic earnings per common share..........   $  .95     $  .60
                                            ======     ======

Diluted earnings per common share:

Weighted average shares outstanding....      3,437      4,584
Add shares issuable assuming excer-
  cise of stock options................        512        427
                                            ------     ------
    Weighted average number of shares
      used in calculating diluted
      earnings per common share........      3,949      5,011
                                            ======     ======

  Diluted earnings per common
    share.............................      $  .83     $  .55
                                            ======     ======